EMPLOYEE VOICE MAIL FROM RAUL FERNANDEZ
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Good morning. This is Raul Fernandez. As some of you may have already heard, this morning we announced our plans to be acquired by Compaq Computer Corporation. Under the terms of our agreement, Proxicom will become a wholly owned subsidiary of Compaq. Going forward, we will retain our brand identity by operating under the name of "Proxicom, a Compaq Global Services Company."

I am extremely excited about the opportunities this combination will create for us, and I'd like to take a couple of minutes to tell you why.

First and foremost, this combination is about growth. As a result of our agreement with Compaq, Proxicom will be able to provide even greater benefits to our shareholders, customers and employees. Backed by Compaq's global reach and organizational strength, we can accelerate the execution of our global business strategy and enhance the portfolio of services we offer our clients. What's more, the greater size and scale we'll gain by joining with Compaq will allow us to continue leading in a rapidly consolidating environment.

For Compaq, the opportunity to bring Proxicom into their Global Services family is viewed as a pivotal step in realizing their company's strategic growth objectives. Our top-notch e-business strategy, design and technology talent as well as our unique vertical industry expertise were critical drivers in this combination, and Compaq Global Services is excited about the benefits they will gain from our pioneering experience in e-solutions and long-standing customer relationships.

We intend to work closely with their management to achieve a rapid and seamless integration of our businesses. Together, we will be able to offer broader capabilities to Global 1000 clients and increased opportunities to our employees through extensive professional training and sharing our collective knowledge across a more diverse organization.

I understand that you will have a lot of questions about this agreement - in particular, how it will affect you. While there are still many details left to work out, we will make every effort to keep you updated throughout the transition process. Over the next week, members of our senior management team will be traveling to Proxicom offices around the U.S. and Europe to explain the combination in greater detail. In the meantime, if you have any questions, please contact onyourmind@proxicom.com at headquarters.

I want to conclude by thanking all of you for your help in building Proxicom into the industry leader it is today. I think it goes without saying that our combination with Compaq Global Services is a win for all of us, and it wouldn't have been possible to accomplish without your continued hard work and dedication.